UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   SCHEDULE TO
                                 (Rule 14d-100)

            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934


                                   JOULE INC.
                       ----------------------------------
                       (Name of Subject Company (issuer))

                     JAC Acquisition Company, Inc. (Offeror)
            --------------------------------------------------------
            (Names of Filing Persons (identifying status as offeror,
                            issuer or other person))

                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    481109106
                      -------------------------------------
                      (CUSIP Number of Class of Securities)

                               John H. Denne, Esq.
                                Winston & Strawn
                                 200 Park Avenue
                               New York, NY 10166
                                 (212) 294-6700
           ----------------------------------------------------------
           (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                            Calculation of Filing Fee

--------------------------------------------------------------------------------
Transaction valuation*                                     Amount of filing fee

                    Not Applicable             Not Applicable
--------------------------------------------------------------------------------

*Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                  Amount Previously Paid:
                                           -------------------
                  Form or Registration No.:
                                            ------------------
                  Filing Party:
                                 -----------------------------
                  Date Filed:
                               -------------------------------

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

                  [X]      third-party tender offer subject to Rule 14d-1.

                  [ ]      issuer tender offer subject to Rule 13e-4.

                  [X]      going-private transaction subject to Rule 13e-3.

                  [ ]      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

Item 1 - 11

                  Not Applicable


Item 12.          Exhibits.

Exhibit 99.1      Text of Press Release issued by Joule Inc. on August 21, 2003.


Item 13.          Information Required by Schedule 13E-3.

                  Not Applicable

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

                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   /s/ EMANUEL N. LOGOTHETIS
                                   ---------------------------------------
                                   (Signature)

                                   Emanuel N. Logothetis, President
                                   ---------------------------------------
                                   (Name and Title)

                                   August 21, 2003
                                   ----------------------
                                   (Date)

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